Exhibit 5.1

[GIBSON, DUNN & CRUTCHER LLP LETTERHEAD]

March 2, 2004

The Corporate Executive Board Company
2000 Pennsylvania Avenue, N.W.
Washington, D.C. 20006

Re. The Corporate Executive Board Company — Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (as amended, the “Registration Statement”), of The Corporate Executive Board Company, a Delaware corporation (the “Company”), to be submitted for filing with the Securities and Exchange Commission (the “Commission”) on March 2, 2004 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the public offering of up to 3,400,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), by (i) certain existing holders of Common Stock (the “Selling Stockholders”) and (ii) certain holders of options to purchase shares of Common Stock (the “Selling Optionholders”), which shares will be issued by the Company upon the exercise of options by such Selling Optionholders. The shares to be offered and sold by the Selling Stockholders and the Selling Optionholders are collectively referred to as the “Shares”.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that (i) the Shares to be sold by the Selling Stockholders have been validly issued and are fully paid and non-assessable, and (ii) the Shares to be sold by the Selling Optionholders, when issued against payment therefor in accordance with the terms of the applicable options, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the General Corporation Law of the State of Delaware. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render this opinion. This opinion is limited to the effect of the current state of the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP